Exhibit 3.1

Amendment to By-Laws of

Mercury Computer Systems, Inc.

The By-laws of Mercury Computer Systems, Inc., a Massachusetts corporation, are hereby amended by deleting Section 4.5 in its entirety and replacing such section with the following:

“Section 4.5	Consent in Lieu of Meeting and Participation in Meetings by Communications Equipment

Unless the Articles of Organization otherwise provide, any action required or permitted to be taken at any meeting of the Directors may be taken without a meeting if the action is taken by the unanimous consent of all of the Directors. The action must be evidenced by one or more consents describing the action taken, in writing, signed by each Director, or delivered to the Corporation by electronic transmission to the address specified by the Corporation for the purpose or, if no address has been specified, to the principal office of the Corporation, addressed to the Secretary or other officer or agent having custody of the records of proceedings of Directors, and included in the minutes or filed with the corporate records reflecting the action taken. Action taken under this Section is effective when the last Director signs or delivers the consent, unless the consent specifies a different effective date. A consent signed or delivered under this Section has the effect of a meeting vote and may be described as such in any document. This paragraph shall apply to any Committee designated by the Board of Directors and its members.

Members of the Board of Directors or any Committee designated thereby may participate in meetings of such Board or Committee by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other at the same time and participation by such means shall constitute presence in person at a meeting.”

The foregoing is certified as an Amendment to the By-laws of Mercury Computer Systems, Inc. as adopted by the Board of Directors on January 21, 2008.

/s/ Anthony J. Medaglia, Jr.
Anthony J. Medaglia, Jr.
Secretary